Exhibit 99.2

ASTERIAS BIOTHERAPEUTICS

Moderator: Steve Cartt
August 15, 2016
1:30 pm PT

Operator:  Please stand by. We’re about to begin.  Welcome to the Asterias Biotherapeutics Second Quarter 2016 Financial and Operating Results conference call. Today’s conference is being recorded.

At this time, I would like to turn the conference over to Mr. Doug Sherk. Please go ahead sir.

Doug Sherk:  Thank you (Brian). Good afternoon everyone. Thank you for joining us today, August 15, 2016, for the Asterias Biotherapeutics conference call and Webcast to review the company’s second quarter results and recent corporate highlights.

This afternoon after the market closed Asterias issued its results release which is posted on the company’s Web site at www.asteriasbiotherapeutics.com.

Today’s call is also being broadcast live by our Webcast. To access the Webcast, go to the Asterias Web site, click the Investors link and then click on Events and Presentations.

There’ll be a taped replay of this call which will be available approximately two hours after the call’s conclusion and will remain available for seven days. The operator will provide the replay instructions at the end of today’s call.

Before we get started, I’d like to remind you that during the recording of this conference call, the company will make projections, overlooking statements regarding future events.

We encourage you to review the company’s past and future filings with the SEC included without limitation the company’s forms 10-K and 10-Q which identify the specific factors that may cause actual results or events to differ materially from those described in these forward-looking statements.

These factors may include without limitations risk inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital and maintenance of intellectual property rights.

One final note, during the question and answer session this afternoon, please limit yourself to two questions and then re-cue if you have additional questions.

And with that, I’d like to turn the call over to Steve Cartt, President and Chief Executive Officer of Asterias.

Steve Cartt:  Thanks Doug. And also thanks to everyone for joining us today. With me today are several other members of our management team, including Ed Wirth, our Chief Medical Officer; Ryan Chavez, our recently appointed EVP of Finance and General Counsel; and Jane Lebkowski, our Chief Scientific Officer.

We are also delighted to have with us today the Lead Investigator for our ongoing OPC1 clinical trial in spinal cord injury patients - Dr. Richard Fessler, who is Professor of Neurosurgery at Rush University Medical Center in Chicago.

Later in the call, Dr. Fessler will talk a little bit about the very serious need for treatment options in spinal cord injury patients and the importance of the OPC1 clinical study. He’ll also be available to answer questions during our Q&A session towards the end of today’s call.

In a moment, I will provide an overview of our progress during the quarter. Ed will then review the progress with our clinical development programs with particular focus on our lead OPC1 program. Dr. Fessler will also talk for a few minutes about the need for treatments for spinal cord injury and the ongoing study. And then Ryan will provide a brief overview of key financial metrics. Then, we’ll open up the call for questions.

So let’s begin with the recent significant clinical progress of OPC1, our therapeutic candidate for the treatment of spinal cord injury, a condition that newly afflicts some 17,000 individuals every year in the U.S. alone.

Our clinical progress is highlighted by the completion of enrollment and dosing of the very first efficacy cohort in our SciSTAR study.  As many of you know, SciSTAR is a phase 1/2a clinical trial evaluating the activity of escalating doses of OPC1 in newly injured patients with sensory and motor complete cervical spinal cord injury.

As we noted on our last call, FDA recently cleared us to expand the study into severe sensory incomplete spinal cord injury patients as well, due to the favorable safety profile observed in both the current study and an earlier safety study in thoracic spinal cord injury patients.

Completion of dosing in this first efficacy cohort of sensory and motor complete cervical injury patients is a major milestone for Asterias as well as for patients with spinal cord injuries.

With patients in this first cohort -- in which we are evaluating efficacy -- having been treated with a potentially effective dose of 10 million cells, we are now looking ahead to revealing top-line six-month efficacy and safety results for these patients in January of 2017.

Last month, we provided an update on observations from the earlier, very low dose safety cohort of our SciSTAR study. The observations continue to support the overall safety of OPC1 and indicate minimal risk of the transplanted cells having unintended effects.

Intriguingly, improvements in motor function have also been observed in all three patients in this very low dose safety cohort. While it is still early in the clinical development process and the patient numbers are small, we are encouraged by the improvements we’ve seen so far in upper extremity motor function in all three patients despite being treated with such a very low dose.

We can’t yet conclude anything concrete from these improvements, but it’s encouraging to see improvements in this very low dose group as we now await results from a cohort treated with a much higher dose that has the potential to deliver efficacy for injured patients.

In a few minutes, Ed Wirth, our Chief Medical Officer, will provide more detail on the recent progress of our OPC1 program and discuss next steps as we look forward to initiating enrollment in the highest dose efficacy cohort in this SciSTAR study, as well as expanding the study to patients with a broader range of spinal cord injuries.  Ed will also provide a progress report on our other clinical-stage development programs in cancer immunotherapy, VAC1 and VAC2.

In addition to the clinical progress, we continue to build our executive team and recently appointed Ryan Chavez as Executive Vice President of Finance and General Counsel.  In this role, Ryan is overseeing day-to-day legal operations and strategy utilizing previous in-house experience with publicly traded companies including Questcor and Mallinckrodt. He is providing leadership on regulatory and compliance, risk management, M&A, litigation, corporate governance, general legal issues and corporate financial matters.

Ryan’s expansive knowledge within the health care industry - including regulatory law, securities law, compliance and M&A, combined with his financial and business acumen further strengthens our leadership team.  Ryan will continue working closely with our acting CFO, Russell Skibsted, as he fully transitions into his new position by the end of 2016. We’re very pleased to welcome Ryan to Asterias.

And with that, let me turn the call over to Ed for an update on our clinical and development programs - OPC1, VAC1 and VAC2.

Ed Wirth:  Thanks Steve. Good afternoon everybody. As Steve mentioned, the completion of enrollment and dosing of the first efficacy cohort in the OPC1 SciSTAR study represents a major milestone in the development of OPC1 for spinal cord injury patients.

In this cohort, five patients were each administered 10 million OPC1 cells.  This is the second of three cohorts in the study and it represents the first cohort in which patients have been administered a dose high enough to fall within the potentially efficacious range predicted from extensive preclinical studies.  We expect to report top-line, six-month efficacy and safety results from this five-patient cohort in January of 2017.

The five patients in the 10 million cell cohort are characterized as ASI A, or sensory and motor complete cervical spinal cord injuries, using the American Spinal Injury Association impairment scale.  This ASI A category includes patients with the most severe cervical spinal cord injuries. They typically have paralysis and loss of sensation from the neck down and require virtually around-the-clock care.

Following independent safety review of the data from the 10 million cell efficacy cohort by the data monitoring committee, we expect to begin enrolling and dosing patients in the highest dose 20 million cell efficacy cohort later in this current third quarter.  We believe based on our animal studies and other preclinical work that the efficacious range in humans is likely to be in the 10 million to 20 million cell range.

In July, we provided an update on observations from the earlier, very low dose safety cohort of three patients who were administered 2 million cells each in the SciSTAR study. All three patients have completed their six-month follow-up visit, with the first patient also having completed the 12-month follow-up visit.

Importantly, there have been no serious or unexpected adverse events related to OPC1, the administration procedure or the accompanying short course of low-dose immunosuppression. In this safety cohort, all three patients have exhibited improved upper extremity motor function relative to their baseline exams. We plan to compare the degree of motor function improvement observed to date in this very low dose safety cohort against the 10 million cell efficacy cohort once that group reaches six months of follow-up in order to begin to evaluate dose-response of OPC1.

Let me explain what an improvement in upper extremity motor function means to a patient with CSI.  A patient who was treated with 10 million cells of OPC1 in our SciSTAR study was recently featured in a local San Francisco news story. This patient, a high school graduate, is now re-learning how to move after suffering a diving accident in June that left him paralyzed and facing the prospect of never being able to walk, use his hands or arms, or regain control over his bowels or bladder.

We hope that treatment with OPC1 will help this patient and other SCI patients by re-establishing connection of signals from the brain to other parts of the body, possibly resulting in him regaining full or partial use of his hands and arms, for example.  These types of functional improvements can mean the difference between the need for a patient to have virtually around-the-clock care and the need for only occasional assistance during the day, which can fairly dramatically increase a patient’s independence and quality of life.

Regarding next steps for OPC1, in addition to looking forward to initiating enrollment in the 20 million cell efficacy cohort in complete cervical spinal cord injuries, we are also focused on expanding enrollment of the study to include patients with somewhat less severe sensory incomplete AIS B injuries.  On average, these patients will have slightly more remaining spinal cord tissue at the injury site, which we believe in theory may lead to greater potential for a positive therapeutic response to OPC1.

This important trial expansion should increase the confidence of the safety and efficacy readouts, expand the range of spinal cord injury patients being evaluated, and better position OPC1 for a potential accelerated regulatory pathway should we observe positive efficacy and continued safety in the study.

In addition, during the second quarter, we announced new positive, long-term follow-up results from the OPC1 phase 1 clinical trial in patients with thoracic spinal cord injuries.

The results showed that in four of the five patients, serial MRI scans performed throughout the four- to five-year follow-up period indicate reduced spinal cord cavitation occurred and that AST-OPC1 appeared to have positive, long-term effects on reducing spinal cord tissue deterioration.  Importantly, no negative effects from treatment of any kind have been observed over this extended observation period.

We believe that this data provides important confirmation of the favorable long-term safety profile of OPC1. We recently filed a new patent application with the United States Patent & Trademark office that included this new safety data.

I’ll now briefly review our two immunotherapy programs, which include VAC1, a patient-specific cancer immunotherapy, and VAC2, a non-patient-specific approach to cancer immunotherapy.

Both of these investigational therapies target the telomerase protein that is present in 95% of all cancers. So, we believe that there is potential for broad utility across multiple types of cancer with VAC1 and VAC2.

Our immunotherapy technology is based on a specially engineered, dendritic cell platform designed to educate the immune system to recognize and kill telomerase-expressing tumor cells. The approach is complementary and potentially synergistic with immune checkpoint inhibitor drugs that have shown promising results in treating patients across multiple advanced cancer types.

With VAC1, which we are developing for the maintenance of remission in patients with acute myeloid leukemia, we have initiated a formal process development program in order to create a manufacturing process that can efficiently supply clinical trial material, and eventually, if all goes well, commercial product.  This process development effort is ongoing and is expected to be completed sometime next summer.

Switching to VAC2, we are working with our VAC2 development partner, Cancer Research U.K., and are on track to initiate the phase 1/2a clinical trial in non-small cell lung cancer in the first quarter of 2017. We are now finalizing the clinical protocol for the trial and anticipate clearance from U.K. regulatory authorities for clinical development of VAC2 by the end of 2016.

The clinical trial will examine the safety, immunogenicity and activity of VAC2 and may position this new cancer immunotherapy to be tested not only in non-small cell lung cancer but also in numerous other cancers as well.

I’d now like to introduce our special guest on today’s call, Dr. Richard Fessler. Dr. Fessler is Professor of Neurosurgery at Rush University Medical Center in Chicago and is also Lead Investigator on the ongoing SciSTAR study evaluating OPC1 in spinal cord injury patients.

He’ll take a few minutes to talk a little about the high unmet need for new therapies for the treatment of spinal cord injuries, how even seemingly small improvements, such as ability to better use one or both hands or arms or regain better bowel or bladder control, can have a huge impact on the patient’s quality of life and independence, as well as the cost burden for taking care of these patients. Dr. Fessler will also comment on the importance of the ongoing OPC1 trial.

With that, I’ll turn the call over to Dr. Fessler.

Richard Fessler:  Good afternoon everyone. My name is Rick Fessler and I’m a Neurosurgeon here at Rush University in Chicago. I have been taking care of spinal cord injured patients now for roughly 30 years and have been involved in clinical research for spinal cord injury for approximately 20.

Before we get into what kind of an injury this is, let me tell you why I’m interested in this. When I was in college I actually went to college on a wrestling scholarship. And one evening at a routine practice, I was wrestling and I heard a crunch next to me.  I turned around and found my friend, and my fraternity brother, unable to move. He had broken his neck at C5 and remained quadriplegic for the rest of his life until he eventually died quite young.

That is the nature of this injury. As Steve said, there is roughly 17,000 of these injuries in the United States every year. Worldwide it’s in the range of 150,000 to 200,000.

Now, we’ve known about spinal cord injury for roughly 5,000 years. It was discussed on several cases in the Edwin Smith Papyrus papers and the treatment at that time was to allow the patient to die because there was no treatment. Essentially that’s still true.

The only progress we’ve made in treating spinal cord injury is when we discovered antibiotics so we could treat respiratory infections and urinary tract infections and therefore you didn’t die right away.  We learned how to treat rehabilitation better so that you didn’t get bed sores and die of infections from your bed sores. And we learned how to improve quality of life by having ramps and things of that nature.  But, still we have made zero progress in curing the problem. So what does that actually mean? What can we do about this?

Well, the life expectancy of a person with a thoracic spinal cord injury is almost normal. The life expectancy of a person with a low cervical -- still quadriplegic -- but low cervical spinal cord injury is about 15 years less than normal. And the life expectancy of a person with a high cervical spinal cord injury is about two years.

So, if we can make even a small change in the ability of these people to use their hands so that, for example, you go from a position where you cannot feed yourself, you cannot do your personal hygiene, you cannot propel yourself without an electronic motor and a switch perhaps -- essentially you can’t work, you can’t do anything -- to a point where we can give them two levels of function in their cervical spinal cord.

Now they can feed themself. Now they can propel themself. Now they can do much of their personal hygiene. Now they can hold a job. And now their life expectancy changes from very short to almost normal. So the potential impact is huge.

In fact, I think personally this is some of the most important research -- with some of the most potential absolutely amazing results possible -- that is being done in the entire world right now. It’s absolutely crucial research.

And in fact we’re making progress. So it’s incredibly exciting right now. That’s why I’m a part of it and that’s why I feel that it’s so important.

Steve Cartt:  That’s great. Thanks a lot Dr. Fessler for helping to put that into perspective. It was very informative. I’m sure it was helpful to everyone on the call so they can better understand why we’re so excited about this program as well.

And as a reminder to everybody, Dr. Fessler will be available for questions during the Q&A session at the end of the call.

I’ll now turn the call over to Ryan Chavez, our new addition to the executive team -- who will discuss our financial results. Ryan.

Ryan Chavez:  Thanks, Steve. Good afternoon everybody. It’s great to be part of the Asterias team and the meaningful work going on here to try to help patients with these difficult-to-treat injuries or conditions.

Now let’s first focus on our cash position and usage. As of June 30, 2016, Asterias had cash and cash equivalents of approximately $21.5 million and held approximately $10.7 million in available for-sale securities.  Net cash used from operations for the six months was $10 million and net cash used from operations for the quarter was approximately $5.8 million.

Based on estimated burn rates, we believe that the company’s current cash, cash equivalents and marketable securities, which are approximately $32.2 million as of the end of the quarter, is sufficient to continue to fund operations through the third quarter 2017.

Now turning to some recent operational developments, we’ve achieved a milestone at our GMP facility in Fremont by initiating our first commissioning runs related to the AST-OPC1 process in preparation for the eventual manufacture of OPC1 master and working cell banks and clinical trial material.  These runs will continue until the end of the month and are a key component of the ongoing work being done to initiate GMP manufacturing of our products at the facility.

Now, I’ll turn the call back to Steve.

Steve Cartt:  Thanks, Ryan. So to summarize, we’re continuing to make progress on our three clinical-stage cell therapy programs. In particular, expansion of the ongoing study for our lead program targeting spinal cord injury, OPC1, is a top priority for us for the remainder of 2016 and into 2017.

At the same time, we continue to focus significant effort on further development of both VAC1 and VAC2, including the beginning of site initiation in the first study for VAC2 targeting non-small cell lung cancer, which we’re targeting for the first quarter.  And the condition - non-small cell lung cancer of course is a condition with very high unmet need and quite significant commercial potential.  We look forward to reporting additional progress on all of these programs over the next several quarters.

Before we open up the call to questions, let me note that we’ll be conducting a non-deal road show in New York early next week and then are back in New York to present at the Rodman Conference in September.  If you’d like to meet with me and the other members of the executive team who will be joining me on those trips to New York, please touch base with Michael Polyviou of EVC Group. His contact information is on the last page of today’s press release.

So operator, you may now open up the call to questions.

Operator:  Thank you. And ladies and gentlemen, if you would like to ask a question, please signal by pressing star 1 on your telephone keypad. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.

Please limit yourself to one question and one follow-up question before re-prompting.

Again that is star 1 to ask a question. And we’ll pause for a moment to allow everyone an opportunity to signal into the queue.

And we’ll now take our first question from Ren Benjamin with Raymond James.

Ren Benjamin:  Hey good afternoon guys. Thanks for taking the questions and congratulations on all the progress.

Steve Cartt:  Thanks Ren.

Ren Benjamin:  Maybe just a couple here, one regarding both the thoracic study and the cervical study. You talk about the improvement in upper level function. Can you quantify or help us, you know, quantify those results and -- maybe if Dr. Fessler can chime in -- as to what would be a clinically relevant, you know, improvement in upper level function?

Steve Cartt:  Yes Ren I’ll kick it off and then turn it over to the clinicians who know far more than I do. But so I want to caveat whatever we say by the small patient numbers, very small numbers of patients and it’s still very early in development. So, I just want to make sure everybody’s super clear on that concept. But with that, I’ll have Ed make a comment.

Ed Wirth:  Sure. So, I just want to preface these comments by reminding everyone that this initial dose of 2 million cells we’ve always estimated to be well below the efficacious range. So any effects that we’re seeing to improvement are very welcome.

So with that, in the cervical patients who received 2 million cells -- and again, there were only three patients -- they’ve completed follow-up now to six and 12 months and they’ve all recovered at least one motor level.

And that one motor level improvement is certainly encouraging but as we mentioned earlier and as Dr. Fessler commented upon, we’re really shooting for improvement of two motor levels or better. And so that is going to be something we’ll be looking for very closely in these higher dose cohorts of 10 million and 20 million cells.

Ren Benjamin:  Got it. And maybe just as a follow-up for Dr. Fessler, you mentioned that, in - all these patients also get a short dose of immunosuppression. And I vaguely remember -- from you know, maybe it was the original thoracic study or maybe some of the journal articles we’ve read -- that is it tacrolimus that’s typically used as the immunosuppressive agent and that sometimes you could see, you know, some sort of a benefit depending on the type of patient?

Could you just, you know, and if I have it wrong, just please correct me -- but could you give us any sort of a sense as to what - you know, how much of a role immunosuppression may be playing, you know, in the activity you’re seeing?

Richard Fessler:  I think it’s hard to say that right now for sure. It’s a very low dose and it’s a dose that we now know is very safe to use in these patients. It does immunosuppress any reaction to the transplanted cells for a short period of time. And as far as we can tell right now, once that’s done and tapered, we’re not really losing the cells.

So it’s a very low dose which is having a beneficial effect for the short period of time during the inflammatory response following the injury that we need. And then once that’s over, it doesn’t appear that they need continued immunosuppression.

Steve Cartt:  I’d like our Chief Scientific Officer, Dr. Jane Lebkowski - I’d like to have her comment on that as well.

Jane Lebkowski:  Yes. In our preclinical study we compared cells with immunosuppression against immunosuppression alone and we found no evidence for an increase in the locomotor movement function of animals that received only immunosuppression. The cells were definitely the element that improved locomotion function and other activities in these animals.

Ren Benjamin:  Got it. Thanks for that. And good luck going forward. I’ll jump back in the queue.

Steve Cartt:  Thanks Ren.

Operator:  And we’ll now take our next question from Christopher James with FBR and Company.

Christopher James:  Hi. Good afternoon. Let me add my congrats on your progress and thanks for taking the questions. Just regarding the OPC1 -- maybe a question for Dr. Fessler -- could you address your view on the timing of the OPC1 transplant and -- it just may be a spin to Ren’s question -- the use of corticosteroids and how that could potentially interact with the OPC1 cell transplants?

Richard Fessler:  The timing is based upon the literature we’ve accumulated on animals and then translating it to humans. So it’s a bit of a guesswork because we don’t have 1,000 humans that we’ve done this on.

But what we do know from the animals is once we get far enough out that there is formed a significant glial scar in the region of the injury, the efficacy of the transplant decreases. So the goal is to do the transplant after the major inflammatory response has occurred but before a significant glial scar has developed. That appears to be in the range of 1-1/2 to 2 weeks to maybe 30 days and maybe we can extend it out a little bit longer than that.

Christopher James:  And the second part of the question about the use of the corticosteroids and...

Richard Fessler:  So the corticosteroids are going to do essentially the same thing that the tacrolimus is going to do. It’s an anti-inflammatory agent primarily. So what it’s going to do is decrease inflammation and decrease the possibility of any of the phagocytic cells doing further damage -- secondary damage -- to the neurons that are still marginally functional and to the cells that are being transplanted.

Christopher James:  Great. And then my second question, the one level improvement that you’re seeing in all of your patients -- and possibly you’re looking for two motor level improvement -- is that something that you would not see spontaneously from a decompression? And secondly...

Richard Fessler:  Spontaneously... Go ahead.

Christopher James:  And then secondly, did the MRI scans confirm the improvements?

Richard Fessler:  Well let me answer your second one first. The MRI scans really don’t have the ability to confirm the clinical improvement. All we can do is look for cavitations such as syringomyelia or the presence of the mass of cells themself. But their - you know, their clinical function is merely on the basis of physical examination.

Normally we can expect to see improvement in a half a level to one level over time which is why we want to see more than that. Two levels would be great. We rarely see two levels of improvement following a spinal cord injury.

But in talking about the clinical efficacy of even one level, I mean, it’s - you really have to picture it. If you have a C5 injury, you can lift your shoulders but you really don’t have any biceps function. What that means is even with an assistive device in which you can lay your arm, you can’t feed yourself. You simply have no ability to do that.

If you get one level -- say at C6 -- then you have biceps function but not much hand function. But we have devices now that we can hook to our hands and then with a sling and your biceps function, you can actually feed yourself moderately well.

So let’s say that instead of that, now we have a C7 function. Now we can actually grasp ourselves. Well now our functional level has gone from not being able to do anything, being totally dependent on somebody else, to the point where we can feed ourselves, we can do some of our hygiene and we can probably hold a job because we can now hold instruments -- pens, pencils, computer devices -- in our hand.

So even one functional level is a phenomenally important clinical achievement.

Christopher James:  Great. Thank you. I’ll jump back in the queue.

Steve Cartt:  Thanks Chris.

Operator:  And we’ll now take our next question from Keay Nakae with Chardan.

Keay Nakae:  Yes thank you. When I ask about the ASIA B patients, again you just mentioned the spontaneous recovery may be a half to one level. Is that similar for the ASIA B or do they actually spontaneously demonstrate slightly better recovery?

Steve Cartt:  Yes. I’ll have Dr. Fessler answer that one.

Richard Fessler:  Yes and ASIA B, by, you know, implication, the injury is a little bit less. So we hope to see a little more improvement even spontaneously in an ASIA B. It’s not dramatically different but usually we’ll get a little bit more sensory return. Sometimes we’ll get a little bit better sensation of bowel or bladder evacuation or the need to. Not a lot different but it’s a little different, little better.

Keay Nakae:  Okay. And then for either the As or the Bs, you know, you have these three patients. They’ve achieved what they have at six months. What would cause that level of improvement to regress over time in these patients absent any difference in whatever rehabilitation they were doing up to that point?

Richard Fessler:  Shall I jump in on that as well?

Steve Cartt:  Yes. Go ahead Dr. Fessler.

Richard Fessler:  Okay. There are a number of things that can cause a person to begin to deteriorate after they have achieved a certain level. One for example, if in fact there is rejection, well then that obviously could hurt them. I don’t think that’s going to be a major issue.

If they get recurrent infections and have, you know, not necessarily even meningitis but respiratory infections, urinary tract infections with sepsis, that can give them a general debilitation, not necessarily specifically related to their neurologic function per se but because they get weaker and weaker from infection after infection, they tend to just get tired and lose muscle mass and strength and generally deteriorate.

Lack of following through with physical therapy. Just like any of us, if you don’t exercise regularly, you lose it. And that’s also very important for them. So nutrition, oxygenation, exercise and maintenance of good health, avoiding recurrent infections, are critical for these patients.

Keay Nakae:  Okay then. Just finally are you -- in terms of measuring the levels of improvement -- are you using the ISNCSCI score or something similar? What are you using to objectively measure this?

Steve Cartt:  Go ahead. Ed, why don’t you go ahead.

Ed Wirth:  Yes. We are using the ISNCSCI exam, yes. So if from the ISNCSCI examination, it’s...

Keay Nakae:  Very good. Thank you.

Ed Wirth:  Yes.

Steve Cartt:  Thanks, Keay.

Operator:  And we’ll now take our next question from Bruce Jackson with Lake Street Capital Markets.

Bruce Jackson:  Hi. Thank you for taking my question and congratulations on all the progress. So with - since we’ve got Dr. Fessler here today and the clinical staff, as you all know this is a very technologically challenging area to be working in without the C1 in spinal cord repair. And you’ve already discussed adjusting the dosing window so that you don’t get - you don’t run into the cavitation, expanding the patient population to the ASIA B patient population.

Is there anything else that you’ve done in terms of putting together the trial protocol or the structure in order to maximize the chances for success?

Steve Cartt:  Ed, you want to comment on that?

Ed Wirth:  Sure. Yes so the key things we’ve done is we’ve really streamlined the study and now have achieved FDA clearance to enroll patients with a very significantly reduced amount of staggering so that we can really accelerate the overall enrollment of the program over the next 12 months such that by around this time next year we anticipate actually completing enrollment of this entire previous study and the expansion phase which will give us a much higher degree of confidence in the efficacy readout as well as a much larger data set for the evaluating of safety of OPC1.

So that’s been our main focus thus far, is really accelerating the program through this expansion phase and speeding up enrollment to get this readout.

Richard Fessler:  And let me add to that on a slightly different technical aspect of it, what we’ve also done is developed a very precise stereotactic apparatus which allows us to precisely place the cells exactly where we want them every time and know where that is so that when we do an MRI we know where to look and what we’re looking for.

And in addition we’ve brought every surgeon in who’s involved with the study and I have personally trained them on use of that apparatus and the technique for doing the injection so it’s very consistent between investigators.

Steve Cartt:  Yes. Thanks Rick. That’s an important point.

Bruce Jackson:  That’s great. That’s very helpful. And then if I could just get one question in on the VAC1 program. So you’re in the process of doing the - putting together the manufacturing protocols and everything.

What is the next milestone that we should be looking for out of that program? And when do you think you might have some news on that?

Steve Cartt:  Well that’s really the focus right now Bruce, is working on process development. It’s - that’s basically going to be a year program. So we’re in the process of evaluating different possible clinical trial approaches in parallel but completion of that effort is really - that’s kind of the major milestone for us looking forward over the next 12 months.

Bruce Jackson:  And then you’re going to run the regulatory pre-approvals and everything concurrently?

Steve Cartt:  Yes. We’ll be talking to the FDA regarding trial design next year for sure.

Bruce Jackson:  Okay great. Thanks for answering my questions.

Steve Cartt:  Great.

Operator:  And we’ll now take our next question from George Zavoico with JonesTrading.

George Zavoico:  Yes hi everyone. Good afternoon and again congratulations on your progress. I have a question on the lower extremity recovery and the C5, C6 or other level injury.

First of all, with regard to a C5 injury with respect to a C6 injury, you mentioned that the functions that remain after such an injury are greater for a C6 than a C5.

When you measure level improvement then, does like a one or a two level improvement for a C5 injury provide less functional recovery than one for a C6 injury? And are you accounting for that in your analysis?

Steve Cartt:  Yes. Dr. Fessler could probably answer that and if, Ed, you want to add anything on, that’d be good too.

Richard Fessler:  I’m not sure I completely understand what you’re asking. If - you know, the functional difference between a two level improvement from a C5 level -- which means you go to a C7 level -- versus a C6 level -- which means you go to a T1 level -- is of course huge. A T1 functional individual has complete use or almost complete use of their hands so that’s remarkable.

If we’re at a C7, you get some use of your hands but you don’t have as good extension of your fingers for example as you would if you were a T1. So yes the marginal increase functional level between a C5 and C6 that regains two levels is huge and really important.

George Zavoico:  But in your analysis of the data, when it’s done on the topline data, a C5 two level improvement is a lot less than a C6 two level improvement. How do you account for that in your statistical analysis? Is it just the fact that it’s a two level improvement or do you actually look at what functions are regained?

Ed Wirth:  George, maybe I can comment on that. So just to clarify, the study is currently enrolling patients who initially have a motor level of C5 through C7. And as Dr. Fessler mentioned, if you improve two levels from a C5 to a C7 or a C6 to a C8 or even a C7 to T1, any of those two level improvements is equally important for the individual and is clinically meaningful.

Now with regard to the statistics, what we’re looking for is the percentage of individuals at either the 10 million dose and/or the 20 million dose that are recovering two levels regardless of their initial level. If you look in the literature, only about 20%, maybe 25%, of patients through six months to a year who start out as a C5 to C7 ASIA A will recover two motor levels.

So this study has been designed to beat that by a sizable margin. So we’re looking for roughly 40%, maybe 50%, of the OPC1 recipients to recover two or more motor levels. And again we’re looking at both the 10 million and 20 million dose.

George Zavoico:  Okay so the bottom line is you really don’t have to stratify according to what level the injury occurred at. It’s two levels regardless of where the injury was.

Ed Wirth:  Yes and without regard to your initial level. If you recover two motor levels, that’s very much a clinically meaningful improvement for all of these patients.

George Zavoico:  Yes sure. No, I’m convinced of that, that’s for sure. And then regarding -- on a similar vein -- you talk about upper level extremity recovery. But the injury obviously affects the lower level and the neurons, you know, go through the same spinal cord.

How come you don’t see comparable lower extremity level improvement? Is it an anatomical issue or would you expect to see any better improvement on the lower extremity or bowel?

Ed Wirth:  Yes so that’s a good question and a fair question. It’s a challenging one to answer because the pathology of spinal cord injury is extremely complex. But if you look at what OPC1 can do, it cannot only address re-myelination of the white matter but it produces neurotrophic factors and stimulates growth in new blood vessels. A lot of that potentially is stimulating local tissue repair over a few segments which is why we think that a chance for additional recovery of arm and hand function is the greatest.

We obviously are going to be looking at recovery of function in the legs. But remember these are very severely injured patients and their chance of recovering any function in the legs is very, very rare. It’s - and Dr. Fessler maybe would like to comment on that further about the chance of these individuals spontaneously getting back anything in their legs.

Richard Fessler:  Yes it’s - well as you say, after 24 hours of total paralysis, the probability is essentially zero.

George Zavoico:  Okay.

Richard Fessler:  The functional challenge here is trying to get a cell to grow 20 or 30 centimeters versus 1 to 2.

George Zavoico:  Okay. And finally...

Ed Wirth:  Go ahead.

George Zavoico:  Sorry?

Ed Wirth:  I was just going to say so in other words, the damage even with OPC1, the initial damage to the cord may be so severe that having enough cord to work with to get back enough function in the legs might be too much to ask in these most severely injured patients.

George Zavoico:  Okay. And how do you envision the phase 2 trial to go? I mean, this was good results. Could you go to the FDA on the phase 2 results for approval?

Steve Cartt:  Ed, you want to comment on that?

Ed Wirth:  Yes. That’s a good question. Yes, very much it will depend on the multiple readouts that we’ll be getting over the next year and into 2018. And depending on the strength of that signal we would evaluate that with our key opinion leaders like Dr. Fessler and other experts in the field. And certainly we would talk with the agency.

And what the next step would be exactly would depend on the strength on that signal. So for example, if the efficacy with OPC1 was, you know, far beyond anyone’s imagination, it might be unethical to do a phase 2 trial and instead go right to a phase 3 for an accelerated approval. So it will depend on the strength of that readout.

Steve Cartt:  George, as you might expect, we’re putting significant effort in. Not unlike with the VAC1 program, we’re putting significant effort in to process development and scale-up for this program as well. So that’s a big effort that’s been under way for a while now and will continue to be over the next year.

Operator:  And we’ll now take our next question from Patrick Lin with Primarius Capital.

Patrick Lin:  Hi guys. Thanks for taking my question. My first question and the main thing is just to get an update, Steve. What’s your thought on having been on board now for a while in terms of what you’re seeing as the biggest surprise, upside surprise, of you joining that was better than you expected? And then a quick follow-up, please.

Steve Cartt:  Yes. Well the caliber of the team here has been a very pleasant surprise overall for sure and the quality of the programs have been very well thought out. We’ve been spending a lot of time looking at them in exquisite detail. And I think the level and caliber of thinking that’s gone into these clinical-stage programs has been excellent.

So I think that’s been - you know, when you come in, first you don’t know exactly what - you think you might know what you’re going to get but you don’t know until you get in here for a while. But I’ve been pleasantly surprised on both accounts.

Patrick Lin:  Great. And the follow-up is, you know, given all the progress that’s been happening, what has been the response like as far as, you know, getting on the road show? I know you have one coming up.

But are investors looking for more data? Are they just kind of watching you? What’s your sense of the sentiment currently?

Steve Cartt:  Well they clearly would like data. I mean, this is a fairly revolutionary type of technology that has, you know, tremendous promise. But having actual hard data -- which is exactly what we’re doing in terms of collecting data, even this first cohort, efficacy cohort that we’ll unveil in January -- is going to be very, very important. So that’s really what people are looking for by and large overall.

I think, you know, the response has been positive. We’re currently booking meetings for the road show next week and looking forward to being back in September as well.

Operator:  And we’ll now take our next question from Keay Nakae with Chardan.

Keay Nakae:  Yes thanks. Just a couple follow-ups for you guys. First of all, how many centers are now enrolling patients in the current cohort? And, you know, given the window in which you can enroll them, what’s the general awareness of centers who actually treat spinal cord injury patients that the trial is ongoing and where to direct them if interested?

Steve Cartt:  Ed, you want to take this one?

Ed Wirth:  Sure. Thanks Steve. So yes, so currently we have six centers open for enrollment. The study is on clinicaltrials.gov. And the contact information and details of the list of centers is all on there. We are targeting opening up to two additional centers before the end of this year.

In terms of the overall awareness, it’s been gradually increasing. We’ve been out there in the field talking with quite a few spinal cord injury centers again to see which ones might be good candidates for additional clinical sites as well as presenting at a number of different conferences such as the International Society for Stem Cell Research earlier this year and the American Spinal Injury Association meeting earlier this year.

So the awareness has been steadily increasing and we expect to see continued increase as we get more centers online.

Keay Nakae:  And then maybe just for Dr. Fessler, with respect to the ASIA Bs that are going to begin enrolling, are they going to be easier, harder or the same to find that meet the same criteria to enroll in the study? I know that in a prior thoracic study, they were much more difficult to meet the criteria to enter that study. I’m wondering in this cervical area what that might look like. Thanks.

Richard Fessler:  I think they’ll be at either the same or a little bit easier to have them meet criteria because it’s in general just slightly less severe of an injury which means that they should be able to, you know, not have any of our exclusionary criteria jump out at us.

Keay Nakae:  Okay very good. Thank you.

Operator:  And ladies and gentlemen, that concludes today’s question and answer sessions. At this time I would like to turn the conference back over to the management for any additional or closing remarks.

Steve Cartt:  Well I’d like to thank everybody for joining us today. We hope that that was helpful for understanding primarily our lead program in OPC1. I’d also like to thank our Lead Investigator for that program, Dr. Fessler, for taking time out of his extremely busy schedule to join us today. That’s been great.  So we look forward to speaking with you all again soon.

Operator:  And ladies and gentlemen, that concludes today’s conference call. We thank you for your participation.

END